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                                                                   EXHIBIT 3.106

                            CERTIFICATE OF FORMATION

                                       OF

                    MeriStar Song of the Sea Company, L.L.C.


1. The name of the limited liability company is MeriStar Song of the Sea Company, L.L.C.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address of The Corporation Trust Company.



     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of MeriStar Song of the Sea Company, L.L.C. this Thirtieth day of September, 1998.



                                        /s/ Christopher L. Bennett
                                        ------------------------------------
                                            Christopher L. Bennett
                                            Authorized Person